SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                             SUPERIOR SERVICES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   868316-10-0
    ------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
               ---------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     |_|   Rule 13d-1(b)

                     |_|   Rule 13d-1(c)

                     |X|   Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                                Page 1 of 3 Pages

CUSIP No. 868316-10-0




  1        NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Joseph P. Tate/SS #: ###-##-####

  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (SEE INSTRUCTIONS)                                          (a)   [ ]
           Not Applicable                                              (b)   [ ]

  3        SEC USE ONLY

  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Wisconsin


          NUMBER OF           5       SOLE VOTING POWER
                                      1,132,223

          SHARES


        BENEFICIALLY          6       SHARED VOTING POWER
                                      1,481,631


         OWNED BY


           EACH               7       SOLE DISPOSITIVE POWER
                                      1,132,223


        REPORTING


          PERSON              8       SHARED DISPOSITIVE POWER
                                      1,481,631


           WITH




9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,613,854

10
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                                [ ]

11
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            8.04%

12
            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IN


                               Page 2 of 3 Pages

CUSIP No. 868316-10-0



          This Amendment No. 3 to Schedule 13G with regard to Superior Services, Inc. is being filed on behalf of the undersigned to amend Item 4 of the originally filed Schedule 13G. Except as expressly stated herein, there have been no material changes in the information set forth in the Schedule 13G.


Item 4.           Ownership (as of December 31, 1998):

                    (a) Amount Beneficially Owned:  2,613,854


                    (b) Percent of Class:  8.04%


                    (c) Number of shares as to which such person has:


                              (i) sole power to vote or to direct the vote: 1,132,223


                              (ii) shared power to vote or to direct the vote: 1,481,631


                              (iii) sole power to dispose or to direct the disposition of: 1,132,223


                              (iv) shared power to dispose or to direct the disposition of: 1,481,631



Item 10.  Certification.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




         February 10, 1999
         Date


         /s/ Joseph P. Tate
         Joseph P. Tate

                               Page 3 of 3 Pages